Exhibit 4.34

SETTLEMENT AGREEMENT

This Agreement is made on 9th March 2016

BETWEEN:

(1)	PARAGON SHIPPING INC. (the “Borrower”), a company organised and existing under the laws of the Republic of the Marshall Islands, having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960;

(2)	CORAL VENTURES INC. (the “Prosperous Seas Owner”) a company organised and existing under the laws of Liberia, having its registered office at 80 Broad Street, Monrovia, Liberia and the registered owner of the m.v. “Prosperous Seas”, a 2011-built, 37,294 dwt Handysize bulk carrier ship (IMO no. 9589085) (the “Prosperous Seas”), registered under the Liberian flag;

(3)	WINSELET SHIPPING AND TRADING CO. LTD. (the “Precious Seas Owner”) a company organised and existing under the laws of Liberia, having its registered office at 80 Broad Street, Monrovia, Liberia and the registered owner of the m.v. “Precious Seas”, a 2012-built, 37,205 dwt Handysize bulk carrier ship (IMO no. 9589097) (the “Precious Seas”), registered under the Liberian flag;

(4)	AMINTA INTERNATIONAL S.A. (the “Priceless Seas Owner”) a company organised and existing under the laws of Liberia, having its registered office at 80 Broad Street, Monrovia, Liberia and the registered owner of the m.v. “Priceless Seas”, a 2013-built, 37,202 dwt Handysize bulk carrier ship (IMO no. 9590618) (the “Priceless Seas”), registered under the Liberian flag;

(5)	ADONIA ENTERPRISES S.A. (the “Proud Seas Owner”) a company organised and existing under the laws of Liberia, having its registered office at 80 Broad Street, Monrovia, Liberia and the registered owner of the m.v. “Proud Seas”, a 2013-built, 37,227 dwt Handysize bulk carrier ship (IMO no. 9590620) (the “Proud Seas”), registered under the Liberian flag;

(6)	IMPERATOR I MARITIME COMPANY (the “Coral Seas Owner”) a company organised and existing under the laws of the Republic of the Marshall Islands, having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960and the registered owner of the m.v. “Coral Seas”, a 2006-built, 74,477 dwt Panamax bulk carrier ship (IMO no. 9305099) (the “Coral Seas”), registered under the Liberian flag;

(7)	CANYON I NAVIGATION CORP. (the “Golden Seas Owner”) a company organised and existing under the laws of the Republic of the Marshall Islands, having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 and the registered owner of the m.v. “Golden Seas”, a 2006-built, 74,475 dwt Panamax bulk carrier ship (IMO no. 9305104) (the “Golden Seas”), registered under the Liberian flag;

(8)	ALLSEAS MARINE S.A. (the “Manager”) a company organised and existing under the laws of Liberia, having its main branch office at Leof. Kon/nou Karamanli 15, Voula 166 73, Athens, Greece.

(9)	NORDEA BANK AB, London Branch (the “Security Trustee”) of 5 Aldermanbury Square, London EC2V 7AZ, as Agent, Security Trustee, Lender, Bookrunner, Lead Arranger and Swap Bank.

(10)	SKANDINAVISKA ENSKILDA BANKEN (“SEB”) of SE-106, 40 Stockholm, Sweden, as Lender, Lead Arranger and Swap Bank.

(11)	ITF INTERNATIONAL TRANSPORT FINANCE SUISSE AG, of Wasserwerkstraße 12, 8006 Zurich, Switzerland (“DVB”) as Lender and Lead Arranger.

(12)	NIBC BANK N.V. of Carnegieplein 4, 2517 KJ The Hague, The Netherlands, as Lender, Lead Arranger and Swap Bank (“NIBC” and, together with the Security Trustee, SEB and DVB, the “Lenders”).

WHEREAS:

(A)	By a Loan Agreement dated 6 May 2014 (as amended, the “Loan Agreement”) between the Borrower, the Security Trustee and the Lenders (in their various capacities), the Lenders agreed to advance a loan facility of up to US$160,000,000, to finance or to refinance the Ships, and to be secured by Liberian mortgages granted by the Owners as guarantors of the loan.

(B)	By a Supplemental Agreement dated 31 July 2015 (the “Supplemental Agreement”), the Loan Agreement was amended to provide, inter alia, for US$869,090.50, i.e. 50% of the scheduled repayment instalment of $1,738,181 falling due on 8 February 2016, to be deferred to 31 March 2016, with full consummation of a US$4 million equity offering by the Borrower and payment of US$1,000,000 of such offering by 31 December 2015 expressed to be a ‘condition subsequent’ of the Supplemental Agreement.

(C)	Thereafter, the Borrower failed to raise US$1,000,000 of the stipulated US$4,000,000 equity offering by 31 December 2015 or to repay (whether fully or as to 50%) the scheduled instalment of principal that fell due on 8 February 2016, and informed the Lenders that it is unable to make such payment and/or to pay the Ships’ operating expenses (“OPEX”) as they fell due.

(D)	Further, the Borrower and the Owners recognise that, although the Lenders have not formally required the Borrower to restore the minimum required security cover or ‘security value to loan’ ratio of 135%, the Lenders could so require the Borrower at any time and, for this purpose, the en bloc value of the Ships, if sold today on the open market, is substantially less that the current Loan debt which, as of 8 February 2016, stands at US$74,610,872.04 (as such indebtedness may change from time to time, the “Secured Indebtedness”).

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(E)	The Lenders have therefore proposed to the Borrowers and to the Owners that the Owners sell the Ships to the Lenders’ nominated purchasers (together the “Buyers” and individually, a “Buyer”) on completion of their current employment commitments on terms that, (i) the sale prices shall be sufficient to prepay, or as the case may be, to repay the Secured Indebtedness and (ii) in consideration of the Owners’ and the Borrower’s cooperation in such sales, the Lenders shall contribute the sum of US$3,850,000 (which sum includes, for the avoidance of doubt, the payment of the balance due to Glencore under the Golden Seas charter) (the “Settlement Sum”), as well as the further sum of US$2,000 per Ship per day, in the period from 1 March 2016 until each such Ship’s delivery (the “Additional Settlement Sum”) for payment of the Ships’ OPEX.

(F)	The Lenders, recognising that the Ship’s unpaid OPEX place the Ships at immediate risk of being arrested by creditors exercising their liens for payment of such sums, have agreed to pay the Settlement Sum, together with the Additional Settlement Sum, and to facilitate, so far as they are able and without guarantee, the purchase of the Ships by the Buyers, by way of contracts of sale on Norwegian Saleform 1993 in the form appended to this Agreement (together, the “MOAs”), for an en bloc price to be in an amount at least equal to the Secured Indebtedness (together, as the Lenders may decide, with all or part of the Settlement Sum), on the terms more fully set out in this Agreement.

(G)	The Prosperous Seas is currently in London where she is discharging a cargo of sugar and is expected to be ready for delivery to her Buyer in London between 12 and 15 March 2016 (weather and safe navigation permitting and all going well).

(H)	The Precious Seas is currently charter-free off Kunsan, South Korea and is expected to be ready for delivery to her Buyer in South Korea as soon as reasonably practicable following signature of the MOA for this Ship.

(I)	The Priceless Seas is currently on ‘time trip’ charter to Louis Dreyfus Commodities Suisse SA, Geneva and is sailing to Abidjan, Ivory Coast laden with a cargo of bagged rice, where she arrived on 8 March 2016, with cargo discharge expected to complete by the end of March 2016 (weather and safe navigation permitting and all going well) and will be delivered to her Buyer forthwith upon redelivery under this charter (which includes a charterer’s option for a second laden leg with redelivery in the range: Montreal-Bahia-Blanca including Caribbean/North Coast South America/US Gulf/US East Coast or Baltic-Durban Range including full Mediterranean/Black Sea (always excluding Sea of Azov).

(J)	The Proud Seas is currently in Djibouti and will be delivered to her Buyer in Djibouti as soon as reasonably practicable following signature of the MOA for this Ship.

(K)	The Coral Seas is currently currently on ‘time trip’ charter to Glencore and is loading a cargo of grain at the Ponta da Madeira terminal in Itaqui, Brazil for delivery to one or more ports in the Singapore to Japan range including the People’s Republic of China where she will be delivered to her Buyer on completion of final discharge.

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(L)	The Golden Seas is currently charter-free and lying at a safe anchorage in the Philippines and will be delivered to her Buyer where she lies as soon as reasonably practicable following signature of the MOA for this Ship.

(M)	The Parties have agreed to the sale of the Ships and the mutual releases of the Parties of all and any liabilities that they have or may have towards each other on the terms on the terms more fully set out in this Agreement.

NOW WHEREFORE IT IS AGREED as follows:

DEFINITIONS

1	Save to the extent defined differently in this Agreement, all terms and expressions used in this Agreement shall have the same meaning given to them in the Loan Agreement and the Finance Documents.

2	In this Agreement:

the “Owners”	shall mean the Prosperous Seas Owner, the Precious Seas Owner, the Priceless Seas Owner, the Proud Seas Owner, the Coral Seas Owner and the Golden Seas Owner;

the “Paragon Parties”	shall mean the Owners, Paragon and the Manager;

the “Ships”	shall mean the Prosperous Seas, the Precious Seas, the Priceless Seas, the Proud Seas, the Coral Seas and the Golden Seas; and

the “Parties”	shall mean the parties to this Agreement and, for the purposes of Clauses 16 and 19 hereof, shall include the Lenders in all their capacities under the Loan Agreement, namely that of Agent, Security Trustee, Lender, Bookrunner, Swap Bank and Lead Arranger.

ACKNOWLEDGEMENTS, REPRESENTATIONS AND WARRANTIES BY THE BORROWER AND THE OWNERS

3	The Borrower and the Owners acknowledge that the Loan Agreement, the Mortgages and all other Finance Documents remain in full force and effect.

4	The Borrower and the Owners acknowledge that the Financial Indebtedness, as of 8 February 2016, when the current monthly interest period commenced, stood at US$74,610,872.04, comprising unpaid principal of US$73,928,185.50 and interest of US$682,686.54.

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5	The Borrower and the Owners acknowledge that the Borrower’s payment default that occurred on 8 February 2016 is a continuing Event of Default under Clause 19.1(a) of the Loan Agreement, entitling to the Security Agent to accelerate the Loan and to enforce its security in the Ships at any time, subject to the waivers granted by the Security Agent under the terms of this Agreement.

6	Each of the Owners warrants to the Lenders that, to the best of its knowledge, (i) there are no outstanding claims as at the date of this Agreement against it arising from collision, salvage or loss of life or personal injury of the present and/or former masters, officers and crew of its Ship; and (ii) its Ship is in Class and has not touched bottom or suffered any insured damage in excess of the relevant deductible (save as has previously been notified to class and insurers).

7	Each of the Borrower and the Owners warrant that they have no liabilities to each other, whether by way of inter-company loans or otherwise.

8	Each Owner represents and warrants that the approximate quantities of bunkers and lubricants remaining onboard its Ship as at 1 March 2016 are as set out in the spreadsheets annexed to this Agreement at Appendix 1. .

9	Each of the Borrower and the Owners represents and warrants that the Ships’ total debts are currently expected to amount to approximately US$5,500,000 on delivery of the last Ship under the MOAs (taking into account receipt of the Additional Sum covering the period as of 1 March 2016) provided always that the delivery of each Ship is made within the delivery dates set out in Clause 5 of the MOA for such Ship.

10	Each Owner represents and warrants that there are no unsettled, historic claims and debts due to such Owners under charters or other ship employment contracts relating to its Ship (disregarding claims as may arise or have arisen in relation to such Ship’s current charter).

ACTIONS TO BE TAKEN BY THE OWNERS

11	Each Owner shall:

(a)	as soon as reasonably practicable following the execution of this Agreement, provide to the Security Trustee a full inventory of all spare parts on board its Ship that are valued at over US$1,000 per item and all items on hire (together with any relevant hire contracts) onboard its Ship and of all items not belonging to its Ship (with the exception of personal effects of individual crew members);

(b)	as soon as reasonably practicable following the execution of this Agreement, procure that its Ship’s classification society (DNV-GL or Lloyd’s Register of Shipping, as appropriate) shall make available all Class records of that Ship to its nominated Buyer or to its duly appointed managers (whether electronically by ‘key access code’ or otherwise as is the classification society’s normal practice);

(c)	as soon as reasonably practicable following the execution of this Agreement, provide to the Security Trustee with expected daily rates of consumption of bunkers and lubricants for its Ship;

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(d)	as soon as reasonably practicable following the execution of this Agreement, inform the Security Trustee of any changes to the itinerary of its Ship, if on charter, and of any intended port calls to be made before that Ship reaches her intended cargo discharge port(s);

(e)	as soon as reasonably practicable following the execution of all six (6) MOAs, cooperate to allow representatives of its MOA Buyer to come onboard its Ships on the terms set out in the relevant MOA; and

(f)	as soon as reasonably practicable following the execution of this Agreement, instruct its hull and machinery brokers to confirm that there are no outstanding insurance claims in respect of its Ship.

UNDERTAKINGS OF THE OWNERS TO FACILITATE DELIVERY OF THE SHIPS

12	Each Owner undertakes with respect to its Ship:

(a)	In the case of unfixed Ships, not to sail from its Ship’s location at the date of this Agreement or, in the case of Ships under charter, not to deviate from its contractual voyage (save to assist ships in distress or to save life or property).

(b)	To inform the Security Trustee promptly of any changes to its Ship’s voyage schedule or of any collision, casualty, grounding, breakdown, death or injury of crew or other event that is prima facie covered by its Ship’s marine insurances.

(c)	To use its best endeavours to ensure that its charterers redeliver its Ship in the condition required by the relevant charterparty at the end of its current charter.

(d)	Not to conclude any further employment for its Ship (whether by voyage charter, time charter, time trip charter, charter by demise, contract of affreightment or by any other means) without the Security Trustee’s prior written approval.

(e)	Not to disable or to de-activate its Ship’s AIS transponders.

(f)	Not to remove from onboard any items belonging to its Ship, including the bunkers and lubricants, unless it is necessary to take items ashore for maintenance of repair, in which case such Owner undertakes to give the Security Trustee prior written notice.

(g)	To advise the Security Trustee within 1 working day of any written request of the Security Trustee, of the position of its Ship.

(h)	To procure that its Ship shall remain in her intended delivery place or port until such time its Ship has been sold and delivered to her Buyer.

(i)	To procure that the master or manning agent of its Ship confirms receipt of each payment of wages due (as described in Clause 16 below) and, following their eventual disembarkation for repatriation, that the masters, officers and crews of its Ship sign written acknowledgements of receipt of the balance of their wages and releases of all claims against its Ship.

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(j)	To pay, compromise or to settle on a full and final basis all claims against its Ship irrespective of whether or not such payment has been funded by the Lenders out of the Settlement Sum and the Additional Settlement Sum.

THE MANAGER’S UNDERTAKINGS

13	The Manager undertakes to guarantee performance of the warranties to be given by each Owner in Clause 9 of each such Owner’s MOA (the “Manager’s MOA guarantees”) in accordance with Clause 14 below and on terms that the Manager’s liability under the Manager’s MOA guarantees shall be limited to USD$2 million in aggregate for the Ships (save to the extent of any liability of the Ships to the Paragon Parties or their affiliates) and that the Manager’s MOA guarantees shall expire 12 months after delivery of the final Ship to the relevant Buyer.

14	The Manager shall give the Manager’s MOA guarantees by countersigning the MOAs in the terms set out above, whereupon the Manager’s MOA guarantees shall succeed and replace the Manager’s undertaking above.

15	The Manager undertakes to continue to act as the Ships’ technical manager until each Ship’s delivery to its Buyer whilst forgoing, and not charging, management fees in relation to the Ships in the period after 31 December 2015 until 30 April 2016 or, if later, the date on which the relevant Buyer becomes obliged to take delivery following the giving of NOR by the relevant Owner under the relevant MOA and, further undertakes to take no action against the Owners and/or the Ships in respect of such waived fees.

ACTIONS TO BE TAKEN BY THE SECURITY TRUSTEE AND THE LENDERS

16	The Security Trustee and/or the Lenders shall, upon execution of this Agreement:

(a)	Pay (within 3 London banking days) to the nominated account of the relevant manning agents the sum of US$794,378.16, which amount corresponds to 50% of the crews’ wages up to and including 31 January 2016.

(b)	Use their best endeavours to conclude financing terms with the Buyers such that the Buyers shall sign the MOAs.

(c)	Forbear from accelerating the Loan, invoking a ‘minimum security cover’ breach or enforcing their security, save in the event of termination of this Agreement.

17	At least one working day before delivery of each Ship under its MOA, the Security Trustee and/or the Lenders shall arrange for payment of:

(a)	the remaining 50% of the crews’ wages earned up to 31 January 2016 for such Ship, as follows (and without the need for further documentary or other verification):

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a.	US$116,955.71 for the Coral Seas;

b.	US$112,948.85 for the Golden Seas;

c.	US$124,898.16 for the Prosperous Seas;

d.	US$123,752.09 for the Precious Seas;

e.	US$177,505.91 for the Priceless Seas; and

f.	US$138,317.46 for the Proud Seas;

(b)	100% of the crews’ wages earned from 1 February 2016 until 29 February 2016 for such Ship or, if earlier, the date of their signing off for disembarkation and repatriation (and without the need for further documentary or other documentation or clarification);

(c)	1 month’s contractual severance pay for the crew of such Ship (and without the need for further documentary or other documentation or clarification); and

(d)	the repatriation costs of the crew of such Ship (on provision of such invoice or account summary documentation as is provided by the relevant travel agency and local port agents in the ports of delivery, as shall demonstrate to the Security Agent’s satisfaction that the payments are due.

to such account(s), as is nominated by the relevant Owner.

18	Upon delivery of each Ship under its MOA, the Security Trustee and/or the Lenders shall:

(a)	Apply the purchase price payable under the relevant MOA in partial prepayment of an equal amount of the Secured Indebtedness.

(b)	Pay an amount equal to 1/6th (one sixth) of the balance of the Settlement Sum (after deduction of amounts paid or agreed to be paid in respect of crew, insurers and Glencore, as described in Clauses 16 and 17 above) to the Manager’s nominated account (and without the need for further or other documentary or other verification).

(c)	Pay an amount equal to 1/6th of the amount of US$238,893.33 to the Manager’s nominated account in reimbursement to the Manager of the sum of US$238,893.33, that has already been paid to an account of the Owners operated by the Security Trustee, in respect of sums due to the Owners’ marine insurers (in respect of unpaid premiums).

(d)	Pay US$51,186.53 (being 1/6th (one sixth) of US$307,119.17, which is US$546,012.50 less US$238,893.33) to the Owners’ marine insurers via accounts of the Owners maintained by the Security Trustee (for which purpose the relevant Owner(s) will give the Security Trustee the relevant payment instructions).

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(e)	Pay US$276,416.01 to the Manager’s nominated account, in reimbursement of the amount paid through the Golden Seas account with the Security Trustee to Glencore (in respect of the outstanding cost of bunkers on redelivery of the Golden Seas).

(f)	Arrange for reimbursement to the Manager of the Additional Settlement Sum relevant to each such Ship (representing the Lenders’ contribution towards the crewing element of OPEX) covering the period from (and including) 1 March 2016 until one day after the date of delivery of such Ship under its MOA.

MUTUAL RELEASE OF THE OWNERS, THE BORROWER AND THE LENDERS

19	With effect from delivery and acceptance of the final Ship under her MOA, the Lenders hereby agree to (i) release and discharge the Borrower and the Owners from any claims arising out of or in connection with the Loan Agreement and the Finance Documents and (ii) to re-assign to the Borrower and to the Owners such security as the Security Trustee may hold. For this purpose, each Owner shall execute such further outright assignment as the Lenders may reasonably require to enable the Lenders to pursue all claims in respect of any assigned earnings as may have accrued due and unpaid as at the delivery of its Ship under the relevant MOA by insurers, charterers and others.

20	With effect from delivery and acceptance of the first Ship under her MOA, the Lenders hereby agree (i) to release and discharge Amphitriti Shipping Inc., Mirabel International Maritime Co., Dolphin Sunrise Ltd. and Nautilus Investment Limited from any and all liabilities, obligations or claims arising out of or in connection with the Loan Agreement and the Finance Documents; and (ii) to re-assign to Amphitriti Shipping Inc., Mirabel International Maritime Co., Dolphin Sunrise Ltd. and Nautilus Investment Limited such security as the Security Trustee may hold.

21	The Borrower and the Owners agree, with effect from the date of delivery of the final Ship to the relevant Buyer, to release the Lenders from any and all claims, potential claims, previously threatened claims, counterclaims, rights of set-off, indemnities, causes of action, rights or interests of any kind or nature whatsoever (including a claim for interest and/or legal costs), whether known or unknown, suspected or unsuspected, negligent or not negligent, in whatever capacity or jurisdiction arising out of or in connection with the Loan Agreement and Finance Documents (with the exception of any such claims as may hereafter arise under this Agreement).

TERMINATION

22	The Lender shall be entitled to terminate this Agreement immediately upon notice in the event that the Borrower or the Owners materially and seriously breach any other of the terms of this Agreement and the Borrower or an Owner have failed to comply with a request by the Security Trustee to remedy such breach within 5 London banking days.

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23	This Agreement shall automatically terminate in the event that the nominated Buyers fail to sign the MOAs within 7 days of this Agreement (unless such date is extended with the agreement of the Parties in writing beforehand) or in the event that the Owners or any of them, and/or the Manager fail to sign the relevant MOAs within 1 working day in Greece of the Buyers having done so and/or in the event that all the Buyers, for whatever reason, fail to take delivery of their respective Ships under the relevant MOAs. In such event, any payments made by the Security Trustee under this Agreement shall be deemed to have been made in order to preserve its security under the Loan Agreement and all other rights of the parties shall remain reserved.

CONFIDENTIALITY

24	This Agreement shall remain strictly private and confidential and its terms shall not be disclosed by the parties to any third party (with the exception of their legal advisers or as required by law or regulation (including for the purposes of the Borrower meeting its NASDAQ or SEC disclosure requirements or making disclosure to its US bondholders) or for the purposes of the enforcement of this Agreement).

WITHOUT PREJUDICE TO LENDER’S RIGHTS

25	The terms of this Agreement are without prejudice to all of the Lenders’ rights against the Borrower and the Owners under the Loan Agreement and the Finance Documents which rights the Lenders fully reserve (save to the extent waived in accordance with Clause 16(d)) until due performance of all of the terms of this Agreement.

GOVERNING LAW AND JURISDICTION

26	This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with, English law. The courts of High Court of Justice of England and Wales shall have exclusive jurisdiction over any dispute arising out of or in connection with this Agreement. However, the Lender reserves the right to commence proceedings against the Owners and/or the Ships in the courts of any country where the Ships are located concurrently for the purposes of enforcing the terms of this Agreement.

27	The Borrower and the Owners hereby irrevocably appoint Messrs Clyde Nominees Limited of St Botolph Building, 138 Houndsditch, London, EC3A 7AR Sons Ltd. as their agent for service of process in England and Wales in connection with this Agreement.

THIS AGREEMENT has been entered into and delivered by each party on the date stated at the beginning of this Agreement.

Signed by:

PARAGON SHIPPING INC.

CORAL VENTURES INC.

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WINSELET SHIPPING AND TRADING CO. LTD.

AMINTA INTERNATIONAL S.A.

ADONIA ENTERPRISES S.A.

IMPERATOR I MARITIME COMPANY

CANYON I NAVIGATION CORP.

ALLSEAS MARINE S.A.

NORDEA BANK AB, London Branch

SKANDINAVISKA ENSKILDA BANKEN

ITF INTERNATIONAL TRANSPORT FINANCE SUISSE AG

NIBC BANK NV

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APPENDIX 1 – AGREED FORM OF MOAs

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